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                                                                    EXHIBIT 99.1
                                [MERCANTILE LOGO]


FOR FURTHER INFORMATION:

AT MERCANTILE BANK CORPORATION:

            Gerald R. Johnson, Jr.                      Charles Christmas
            Chairman & CEO                              Chief Financial Officer
            616-726-1200                                616-726-1202
            gjohnson@mercbank.com                       cchristmas@mercbank.com

             MERCANTILE BANK CORPORATION ANNOUNCES FIRST QUARTER NET
                        INCOME OF $4.9 MILLION, UP 13.0%

Grand Rapids, MI - April 12, 2006 -- Mercantile Bank Corporation (Nasdaq: MBWM) reported net income for the first quarter of 2006 of $4.9 million, an increase of 13.0 percent from the $4.4 million reported for the first quarter of 2005. Diluted earnings per share were $0.64 compared with $0.57 reported for the year-ago quarter, an increase of 12.3 percent.

Gerald R. Johnson, Jr., Mercantile's Chairman and CEO, stated, "We are pleased to report strong operating results amidst our ongoing expansion eastward into Lansing and Ann Arbor. While these initiatives have increased expenses near-term, we believe the growth opportunities to be generated will repay our investment many times over. Loan growth remains strong, our margin is stable, and we are already returning to efficiency levels more historically in line with previous performance."

Total revenue, comprised of net interest income and non-interest income, was $16.3 million for the first quarter of 2006, an increase of 17.9 percent over the $13.9 million reported for the prior-year first quarter. Net interest income increased 19.3 percent over the 2005 period to $15.1 million, reflecting a combination of 17.6 percent growth in average earning assets and a five basis point improvement in the net interest margin to

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3.51 percent. Mr. Johnson noted that the Company's net interest margin over the last twelve months has remained relatively stable, within a narrow band, despite deposit rate pressures and competition for quality loans. Non-interest income for the first quarter of 2006 was $1.2 million, a 2.7 percent increase over the first quarter of 2005.

Non-interest expense for the first quarter of 2006 was $8.0 million, an increase of $1.2 million, or 16.9 percent, over the prior year period. The increase supported extensive infrastructure expansion, in particular for the investment in two new full-service banking offices in Lansing and Ann Arbor, as well as the recently-opened headquarters building in Grand Rapids. Salaries and benefits, up $0.6 million, or 14.6 percent, accounted for about half of the dollar increase; Mercantile added 63 full-time equivalent employees (an increase of 29.7 percent, to 275) over the past twelve months. The remainder of the increase consisted predominantly of occupancy, equipment and furniture expense, which together rose
67.7 percent, also in support of infrastructure expansion.

The efficiency ratio was 48.99 percent for the first quarter of 2006, a 322 basis point improvement from the 52.21 percent reported in the fourth quarter of 2005, and a 42 basis point improvement from the year-ago quarter. Mr. Johnson continued, "We have completed the major expansionary phase of our operations for the near future, marked by an improvement in our operating efficiency reflective of our highly disciplined cost controls. We believe it is significant to note that, in the first quarter of 2005, we had incurred no expenses relative to our moves to our new corporate headquarters and into the Lansing and Ann Arbor markets."

According to Mr. Johnson, "Overall asset quality remains strong. Compared with our peer group, our portfolio continues to perform well above average." However, during the quarter, Mercantile identified eleven related loans totaling approximately $2.6 million that had been requested to finance the purchase of vacant residential real estate, where the purpose, collateral and structure of the loans does not appear to coincide with what was portrayed to the Bank in the loan application process. These loans have been placed on non-accrual. The Bank is currently pursuing various legal remedies against the multiple parties to these transactions and expects the real estate collateral it received in connection with the loans to eventually be liquidated as part of the collection process. While it is still early in the litigation and evaluation process, management has allocated a portion of the allowance for loan losses to these specific credits based on their current assessment of the value of the collateral and the other collection avenues being pursued.

Net charge-offs for the first quarter of 2006 were $0.8 million, or an annualized 0.19 percent of average loans, compared with $0.4 million, or an annualized 0.13 percent, for the first quarter of 2005. Non-performing assets were $8.8 million, or 0.46 percent of total assets at March 31, 2006, compared with $4.0 million, or 0.22 percent of assets, at December 31, 2005, and $5.2 million, or 0.31 percent, at March 31, 2005. Loan and lease loss reserves were $21.0 million, or 1.30 percent of total loans and leases at March 31, 2006.

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Total assets were $1.90 billion at March 31, 2006, an increase of $232.1 million, or 13.9 percent, from March 31, 2005. Earning asset growth was $225.2 million, or 14.3 percent, during this twelve-month period, with loans increasing $237.8 million, or 17.3 percent. The increase in earning assets was primarily funded by a $192.2 million, or 14.9 percent, increase in deposits.

Shareholders' equity at March 31, 2006 was $158.9 million, a twelve-month increase of $14.4 million, or 9.9 percent. Total shares outstanding at quarter-end were 7,596,980. Mercantile's total risk-based capital ratio was
11.91 percent at quarter-end. Mr. Johnson concluded, "We look forward to leveraging the new opportunities that arise from our growing reputation in the Ann Arbor and Lansing markets. We are committed to establishing Mercantile as the premier provider of financial services in all of our markets."

ABOUT MERCANTILE BANK CORPORATION

Mercantile Bank Corporation is the bank holding company for Mercantile Bank of Michigan. Headquartered in Grand Rapids, the Bank provides a wide variety of commercial banking services through its five full-service banking offices in greater Grand Rapids, and its full-service banking offices in Holland, Lansing, and Ann Arbor, Michigan. Mercantile Bank Corporation's common stock is listed on the NASDAQ National Market under the symbol "MBWM."

FORWARD LOOKING STATEMENTS

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors, including risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

                                     # # # #
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Mercantile Bank Corporation
First Quarter 2006 Results

                           MERCANTILE BANK CORPORATION
                           CONSOLIDATED BALANCE SHEETS

                                                         MARCH 31,            DECEMBER 31,             MARCH 31,
                                                           2006                  2005                    2005
                                                    ------------------     -----------------        ---------------
                                                       (Unaudited)             (Audited)              (Unaudited)
ASSETS
   Cash and due from banks                          $       38,251,000     $      36,208,000        $    39,255,000
   Short-term investments                                      389,000               545,000                942,000
   Federal funds sold                                                0                     0             33,400,000
                                                    ------------------     -----------------        ---------------
      Total cash and cash equivalents                       38,640,000            36,753,000             73,597,000

   Securities available for sale                           118,103,000           112,961,000            102,733,000
   Securities held to maturity                              62,179,000            60,766,000             57,023,000
   Federal Home Loan Bank stock                              7,887,000             7,887,000              7,022,000

   Total loans and leases                                1,612,351,000         1,561,812,000          1,374,577,000
   Allowance for loan and lease losses                     (20,995,000)          (20,527,000)           (18,097,000)
                                                    ------------------     -----------------        ---------------
      Total loans and leases, net                        1,591,356,000         1,541,285,000          1,356,480,000

   Premises and equipment, net                              29,885,000            30,206,000             26,576,000
   Bank owned life insurance policies                       28,360,000            28,071,000             23,986,000
   Accrued interest receivable                               9,374,000             8,274,000              6,883,000
   Other assets                                             11,194,000            12,007,000             10,576,000
                                                    ------------------     -----------------        ---------------

      Total assets                                  $    1,896,978,000     $   1,838,210,000        $ 1,664,876,000
                                                    ==================     =================        ===============

LIABILITIES AND STOCKHOLDERS' EQUITY
   Deposits:
      Noninterest-bearing                           $      114,880,000     $     120,828,000        $   135,544,000
      Interest-bearing                                   1,367,339,000         1,298,524,000          1,154,473,000
                                                    ------------------     -----------------        ---------------
         Total deposits                                  1,482,219,000         1,419,352,000          1,290,017,000

   Securities sold under agreements to repurchase           67,956,000            72,201,000             60,208,000
   Federal funds purchased                                   6,600,000             9,600,000                      0
   Federal Home Loan Bank advances                         130,000,000           130,000,000            125,000,000
   Subordinated debentures                                  32,990,000            32,990,000             32,990,000
   Other borrowed money                                      2,791,000             2,347,000              1,916,000
   Accrued expenses and other liabilities                   15,559,000            16,595,000             10,244,000
                                                    ------------------     -----------------        ---------------
         Total liabilities                               1,738,115,000         1,683,085,000          1,520,375,000

SHAREHOLDERS' EQUITY
   Common stock                                            148,583,000           148,533,000            131,113,000
   Retained earnings                                        12,018,000             8,000,000             14,116,000
   Accumulated other comprehensive income (loss)            (1,738,000)           (1,408,000)              (728,000)
                                                    ------------------     -----------------        ---------------
      Total shareholders' equity                           158,863,000           155,125,000            144,501,000

      Total liabilities and shareholders' equity    $    1,896,978,000     $   1,838,210,000        $ 1,664,876,000
                                                    ==================     =================        ===============

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Mercantile Bank Corporation
First Quarter 2006 Results

                           MERCANTILE BANK CORPORATION
                         CONSOLIDATED REPORTS OF INCOME

                                                                         THREE MONTHS ENDED      THREE MONTHS ENDED
                                                                           March 31, 2006          March 31, 2005
                                                                         ------------------      ------------------
                                                                            (Unaudited)              (Unaudited)
INTEREST INCOME
   Loans and leases, including fees                                      $       28,727,000      $       19,772,000
   Investment securities                                                          2,237,000               1,887,000
   Federal funds sold                                                               132,000                  44,000
   Short-term investments                                                             3,000                   2,000
                                                                         ------------------      ------------------
      Total interest income                                                      31,099,000              21,705,000

INTEREST EXPENSE
   Deposits                                                                      13,485,000               7,440,000
   Short-term borrowings                                                            601,000                 338,000
   Federal Home Loan Bank advances                                                1,315,000                 857,000
   Long-term borrowings                                                             599,000                 415,000
                                                                         ------------------      ------------------
      Total interest expense                                                     16,000,000               9,050,000
                                                                         ------------------      ------------------

      Net interest income                                                        15,099,000              12,655,000

   Provision for loan and lease losses                                            1,225,000                 725,000
                                                                         ------------------      ------------------

      Net interest income after provision
          for loan and lease losses                                              13,874,000              11,930,000

NON INTEREST INCOME
   Service charges on accounts                                                      316,000                 338,000
   Net gain on sales of securities                                                        0                       0
   Net gain on sales of commercial loans                                             29,000                       0
   Other income                                                                     898,000                 872,000
                                                                         ------------------      ------------------
      Total non interest income                                                   1,243,000               1,210,000

NON INTEREST EXPENSE
   Salaries and benefits                                                          4,765,000               4,159,000
   Occupancy                                                                        830,000                 518,000
   Furniture and equipment                                                          522,000                 288,000
   Other expense                                                                  1,889,000               1,885,000
                                                                         ------------------      ------------------
      Total non interest expense                                                  8,006,000               6,850,000
                                                                         ------------------      ------------------

      Income before federal income tax                                            7,111,000               6,290,000

   Federal income tax expense                                                     2,182,000               1,928,000
                                                                         ------------------      ------------------

      Net income                                                         $        4,929,000      $        4,362,000
                                                                         ==================      ==================

   Basic earnings per share                                              $             0.65      $             0.58

   Diluted earnings per share                                            $             0.64      $             0.57

   Average shares outstanding                                                     7,594,458               7,566,638

   Average diluted shares outstanding                                             7,715,316               7,712,820

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Mercantile Bank Corporation
First Quarter 2006 Results

                           MERCANTILE BANK CORPORATION
                        CONSOLIDATED FINANCIAL HIGHLIGHTS
                                   (Unaudited)

                                                                             QUARTERLY
                                                --------------------------------------------------------------------
                                                    1ST QTR          4TH QTR     3RD QTR       2ND QTR      1ST QTR
(dollars in thousands except per share data)         2006              2005        2005          2005         2005
                                                ---------------     ---------   ---------     ---------    ---------
EARNINGS
   Net interest income                          $        15,099        14,957      14,072        13,608       12,655
   Provision for loan and lease losses          $         1,225         1,270         895           900          725
   NonInterest income                           $         1,243         1,903       1,330         1,218        1,210
   NonInterest expense                          $         8,006         8,802       8,320         7,145        6,850
   Net income                                   $         4,929         4,549       4,300         4,690        4,362
   Basic earnings per share                     $          0.65          0.60        0.57          0.62         0.58
   Diluted earnings per share                   $          0.64          0.59        0.56          0.61         0.57
   Average shares outstanding                         7,594,458     7,589,174   7,585,879     7,579,437    7,566,638
   Average diluted shares outstanding                 7,715,316     7,718,076   7,732,872     7,720,821    7,712,820

PERFORMANCE RATIOS
   Return on average assets                                1.07%         1.00%       0.98%         1.13%        1.11%
   Return on average common equity                        12.74%        11.76%      11.33%        12.80%       12.36%
   Net interest margin (fully tax-equivalent)              3.51%         3.54%       3.46%         3.52%        3.46%
   Efficiency ratio                                       48.99%        52.21%      54.02%        48.19%       49.41%
   Full-time equivalent employees                           275           273         263           237          212

CAPITAL
   Period-ending equity to assets                          8.37%         8.44%       8.48%         8.73%        8.68%
   Tier 1 leverage capital ratio                          10.29%        10.45%      10.62%        10.86%       11.13%
   Tier 1 risk-based capital ratio                        10.74%        10.82%      11.07%        11.40%       11.53%
   Total risk-based capital ratio                         11.91%        12.00%      12.24%        12.58%       12.71%
   Book value per share                         $         20.91         20.44       20.08         19.63        19.04
   Cash dividend per share                      $          0.13          0.11        0.11          0.11         0.10

ASSET QUALITY
   Gross loan charge-offs                       $           780           350         338           211          493
   Net loan charge-offs                         $           756           315         181           140          447
   Net loan charge-offs to average loans                   0.19%         0.08%       0.05%         0.04%        0.13%
   Allowance for loan and lease losses          $        20,995        20,527      19,571        18,856       18,097
   Allowance for loan losses to total loans                1.30%         1.31%       1.31%         1.32%        1.32%
   Nonperforming loans                          $         8,791         3,995       1,926         2,535        4,016
   Other real estate and repossessed assets     $             0             0         195         1,177        1,177
   Nonperforming assets to total assets                    0.46%         0.22%       0.12%         0.22%        0.31%

END OF PERIOD BALANCES
   Loans and leases                             $     1,612,351     1,561,812   1,488,959     1,424,463    1,374,577
   Total earning assets (before allowance)      $     1,800,909     1,743,971   1,701,275     1,620,632    1,575,697
   Total assets                                 $     1,896,978     1,838,210   1,796,770     1,709,153    1,664,876
   Deposits                                     $     1,482,219     1,419,352   1,397,280     1,321,844    1,290,017
   Shareholder's equity                         $       158,863       155,125     152,320       149,200      144,501

AVERAGE BALANCES
   Loans and leases                             $     1,581,617     1,519,616   1,460,792     1,402,469    1,345,336
   Total earning assets (before allowance)      $     1,778,694     1,709,612   1,647,294     1,582,453    1,511,891
   Total assets                                 $     1,871,945     1,804,067   1,740,203     1,669,202    1,591,764
   Deposits                                     $     1,459,266     1,394,023   1,339,486     1,281,652    1,214,890
   Shareholder's equity                         $       156,901       153,522     150,540       146,997      143,169
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